Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces Fourth Quarter and Full Year 2022 Results Including Year-End 2022 Proved Reserves;

Provides Guidance for 2023

HOUSTON, March 7, 2023 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2022, including the Company’s year-end 2022 reserve report.  Guidance for 2023 was also provided.  This press release includes non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow, Net Debt, Net Leverage Ratio and PV-10 which are described and reconciled to the most comparable GAAP measures below in the accompanying tables under “Non-GAAP Information.”

Key highlights for the fourth quarter and full year 2022 included:

•	Increased full year 2022 production by 5% year-over-year to 40.1 thousand barrels of oil equivalent per day (“MBoe/d”) (49% liquids), or 14.6 million barrels of oil equivalent (“MMBoe”), and in the fourth quarter of 2022 reported 38.6 MBoe/d (49% liquids), or 3.6 MMBoe;
•	Increased year-end 2022 proved reserves at SEC pricing by 5% to 165.3 MMBoe and increased the present value of SEC proved reserves discounted at 10% (“PV-10”) by 93% to $3.1 billion compared to year-end 2021;
o	Benefited from positive well performance and technical revisions of 7.3 MMBoe, 6.0 MMBoe of acquisitions and 9.0 MMBoe of positive price revisions, partially offset by 14.6 MMBoe of production, resulting in replacement of 153% of 2022 production with new reserves;
o	Continued to very efficiently replace reserves with a 2022 reserve replacement cost of $4.10 per barrel of oil equivalent (“Boe”) and a 3-year reserve replacement cost average of $2.85 per Boe;
•	Generated net income of $43.4 million or $0.30 per diluted share in the fourth quarter of 2022 and net income for the full year 2022 of $231.1 million or $1.59 per diluted share;
•	Reported Adjusted Net Income of $15.2 million or $0.10 per diluted share in the fourth quarter of 2022, and Adjusted Net Income of $284.8 million or $1.96 per diluted share for the full year;
•	Increased full year 2022 Adjusted EBITDA 156% year-over-year to $563.7 million and maintained strong Adjusted EBITDA with $66.1 million for the fourth quarter of 2022;
•	Generated significant Free Cash Flow of $376.4 million for the full year of 2022, more than four times the $90.9 million of Free Cash Flow for full year 2021;
o	Generated $25.0 million of Free Cash Flow in the fourth quarter of 2022, the 20th consecutive quarter of reporting Free Cash Flow;
•	Reported strong cash and cash equivalents of $461.4 million at year-end 2022, representing an increase of $215.6 million over year-end 2021;
•	Reduced Net Debt to $232.1 million at year-end 2022, down $253.0 million from $485.1 million at year-end 2021; represents a total Net Debt reduction of $455.0 million over the last three years and a Net Debt to trailing twelve months Adjusted EBITDA ratio (“Net Leverage Ratio”) of 0.4x at year-end 2022;
•	Closed two strategic bolt-on acquisitions of complementary oil and gas producing properties in Federal shallow waters in the central region of the Gulf of Mexico (“GOM”), with a total 100% working interest, for approximately $51.5 million (after normal and customary post-effective date adjustments) in early 2022, which were both funded using cash on hand; and

•	Announced Memorandum of Understanding with Korea National Oil Corporation to jointly consider and pursue various opportunities in upstream oil and gas in North America.

Important developments following year-end included:

•	Closed the previously-announced offering of $275 million in aggregate principal amount of 11.75% Senior Second Lien Notes due 2026 (the “2026 Senior Second Lien Notes”) on January 27, 2023;
o	The Company used the net proceeds of the offering, along with cash on hand, to fund the redemption of all of the Company’s outstanding 9.75% Senior Second Lien Notes due 2023 (the “2023 Senior Second Lien Notes”); and
•	Announced 2023 guidance including capital spending budget of $90 to $110 million while maintaining focus on generating free cash flow to fund potential acquisitions and the reduction of debt.

Tracy W. Krohn, Chairman and Chief Executive Officer, stated, “We are very pleased with our ability to consistently deliver on our strategic vision focused on generating meaningful free cash flow and growing shareholder value. Our outstanding operational and financial results in 2022 and our year-end 2022 reserve report reflect the strength of our assets.  We generated  significant Adjusted EBITDA of $563.7 million in 2022, and Free Cash Flow of $376.4 million.  We increased production by 5% in 2022 to just over 40 MBoe/d. Our ability to maintain solid production coupled with strong pricing enabled us to generate $1.59 per diluted share of net income in 2022.  We also substantially reduced Net Debt, which was down by $253 million since year-end 2021, while significantly increasing our liquidity to $511 million.  This placed W&T in a much stronger financial position, with cash on hand at year-end 2022 of $461 million and our Net Leverage Ratio down to 0.4 times.  Entering 2023, we further strengthened our balance sheet by issuing $275 million in new 2026 Senior Second Lien Notes and using the proceeds along with our considerable cash position to repurchase all $552.5 million of the outstanding 2023 Senior Second Lien Notes. This significantly reduces our interest payments, preserves our financial flexibility and improves our balance sheet moving forward.  We are increasingly better positioned to take advantage of potential business opportunities regardless what the economic situation may be this year.”

“Turning to our outstanding year-end reserve results, I would like to point out that we continue to see positive well performance and technical revisions.  This directly points to our ability to enhance production and our reserve base through operational excellence.  In 2022, we had 7.3 MMBoe of positive performance revisions and an increase of 6.0 MMBoe due to acquisitions we made early in 2022. This nearly replaced our entire production for the year, even before you take into account the strong positive pricing revisions.  We believe we have built a sustainable group of high performing GOM assets that will continue to provide meaningful cash flow to our shareholders for many years.  Where you see the biggest impact of higher pricing is in the PV-10 value of our SEC proved reserves, which at year-end 2022 nearly doubled to $3.1 billion, the highest since the Company’s IPO in 2005.  If you compare that to our enterprise value, I believe that you will see a stock that is quite undervalued with a lot of upside potential.”

“Our 2023 plans have been developed to facilitate continued success, which includes implementing organic drilling, recompletion and workover opportunities to take advantage of our substantial inventory of projects with potentially high rates of return.  Additionally, with improved financial flexibility and meaningful liquidity, we will continue to evaluate accretive acquisition opportunities that meet our criteria, while continuing to focus on free cash flow generation.  We are also considering opportunities to enter the carbon capture market to utilize our extensive expertise in managing GOM reservoirs as well as potentially utilizing our properties and infrastructure. We have a successful track record of executing our strategic vision and remain committed to growing shareholder value.”

Production, Prices, and Revenue:  Production for the fourth quarter of 2022 averaged 38.6 MBoe/d.  This represented a decrease of 7% compared to the third quarter of 2022, primarily driven by the impact of weather delays that were wind and/or low temperature related, and temporary pipeline downtime at Mobile Bay. Production increased 4% from the fourth quarter of 2021.  Fourth quarter 2022 production was comprised of 14.9 MBbl/d of oil (39%), 4.0 MBbl/d of natural gas liquids (10%) (“NGLs”), and 117.9 million cubic feet per day (“MMcf/d”)  of natural gas (51%).

W&T’s average realized before realized derivative settlements was $52.82 per Boe in the fourth quarter of 2022, a decrease of 23% from $68.39 per Boe in the third quarter of 2022, and an increase of 11% from $47.70 per Boe in the fourth quarter of 2021.  Average realized crude oil, NGL, and natural gas prices, before realized derivative settlements, for the fourth quarter of 2022 were $81.27 per barrel, $25.70 per barrel, and $6.12 per Mcf, respectively.

Revenues for the fourth quarter of 2022 were $189.7 million, which were lower than third quarter 2022 revenues of $266.5 million due to lower commodity pricing and lower production, and 15% higher than $165.6 million in the fourth quarter of 2021 due to higher commodity pricing and higher production.

Lease Operating Expense:  Lease operating expense (“LOE”), which includes base lease operating expenses, insurance premiums, workovers, facilities maintenance, and hurricane repairs, was $69.0 million in the fourth quarter of 2022, which was below the midpoint of the Company’s guidance range for the quarter, which was provided in W&T’s last earnings release.  This compared to $59.0 million in the third quarter of 2022 and $45.2 million for the corresponding period in 2021.  LOE in the fourth quarter of 2022 increased compared to the third quarter of 2022 primarily due to forecasted increases in base operating expense, increased workover costs, and higher facilities expenses.  Additionally, fourth quarter 2022 LOE increased compared to the fourth quarter of 2021, primarily due to the acquisition of additional oil and gas producing properties as noted above, as well as inflationary increases  in base operating expense, and higher workover and facilities costs.  On a component basis for the fourth quarter of 2022, base LOE and insurance premiums were $54.4 million, workovers were $6.0 million, and facilities maintenance expenses were $8.6 million.  On a unit of production basis, LOE was $19.42 per Boe in the fourth quarter of 2022.  This compares to $15.46 per Boe for the third quarter of 2022 and $13.22 per Boe for the fourth quarter of 2021.

Gathering, Transportation Costs, and Production Taxes:  Gathering, transportation costs, and production taxes totaled $8.5 million ($2.39 per Boe) in the fourth quarter of 2022, compared to $12.2 million ($3.20 per Boe) in the third quarter of 2022 and $8.2 million ($2.41 per Boe) in the fourth quarter of 2021.  Fourth quarter 2022 costs were below the low end of guidance and decreased compared to the third quarter primarily due to decreases in natural gas prices in the fourth quarter as well as a decrease in production volumes.

Depreciation, Depletion, Amortization, and Accretion (“DD&A”):  DD&A, including accretion expense related to asset retirement obligations, was $9.64 per Boe in the fourth quarter of 2022.  This compares to $8.93 per Boe and $8.65 per Boe for the third quarter of 2022 and the fourth quarter of 2021, respectively.

General & Administrative Expenses (“G&A”):  G&A was $22.0 million for the fourth quarter of 2022.  This compares to $23.0 million in the third quarter of 2022 and $14.3 million in the fourth quarter of 2021.  On a unit of production basis, G&A was $6.18 per Boe in the fourth quarter of 2022 compared to $6.04 per Boe in the third quarter of 2022 and $4.19 per Boe in the corresponding period of 2021.  General and administrative expense increased in 2022 primarily due to costs for non-recurring professional services related to transitioning substantially all of the Company’s information technology infrastructure and related services from the incumbent provider to new internal IT staff or to other providers as well as increased incentive compensation costs as compared to 2021.

Derivative (Gain) Loss:  In the fourth quarter of 2022, W&T recognized a net gain of $24.4 million related to commodity derivative activities comprised of a $53.1 million unrealized gain related primarily to the change in value of outstanding derivative contracts since the end of the third quarter of 2022 offset by a $28.8 million realized loss related to hedge settlements during the quarter.  The Company recognized a net loss of $38.7 million in the third quarter of 2022 and a net gain of $3.8 million in the fourth quarter of 2021 related to commodity derivative activities.

A summary of the Company’s current outstanding derivative positions is provided on W&T’s website in the “Investors” section under the “Financial Information” tab.

Interest Expense:  Net interest expense in the fourth quarter of 2022 was $14.5 million compared to $16.8 million in the third quarter of 2022 and $19.6 million in the fourth quarter of 2021.  The decrease in expense reflects the decrease in absolute debt.

Other Income:  In the fourth quarter of 2022, the Company reported net other expense of $15.5 million which primarily related to additional plugging and abandonment contingent liability related to a number of legacy GOM properties. In the fourth quarter of 2021, net other income was $7.1 million composed primarily of $11.6 million related to the release of restrictions on the Black Elk Escrow fund offset by the establishment of a $4.5 million plugging and abandonment contingent liability related to these legacy GOM properties.

Income Tax:  W&T recognized $6.9 million in income tax expense in the fourth quarter of 2022, all of which was deferred.  This compares to income tax expense of $16.4 million and $10.8 million for the quarters ended September 30, 2022 and December 31, 2021.

Balance Sheet and Liquidity:  As of December 31, 2022, W&T had available liquidity of $511.4 million comprised of $461.4 million in cash and cash equivalents and $50.0 million of availability under W&T’s first priority lien secured revolving facility (the “Credit Facility”) with Calculus Lending, LLC (“Calculus”), an affiliated company of Mr. Krohn.  At year-end 2022, the Company had total debt of $693.4 million (or Net Debt of $232.1 million, net of cash and cash equivalents), consisting of the balance of the non-recourse Mobile Bay term loan of $143.3 million and $550.1 million of 2023 Senior Second Lien Notes, net of amortized debt issuance costs for both instruments.  Net Debt decreased by $253.1 million for the year ended December 31, 2022.  W&T has reduced its total Net Debt by $455.0 million over the last three years.  W&T sold 2.97 million shares of common stock through its at-the-market program at an average price of $5.72 per share resulting in gross proceeds of approximately $17.0 million.

On January 27, 2023 W&T closed an offering of $275 million in aggregate principal amount of 2026 Senior Second Lien Notes at par in a private offering that was exempt from registration under the Securities Act of 1933, as amended. The Company used the net proceeds of the offering, along with cash on hand, to fund the redemption of all of the Company’s outstanding 2023 Senior Second Lien Notes. On the closing date of the offering of the 2026 Senior Second Lien Notes, the Company satisfied and discharged the indenture governing the existing 2023 Senior Second Lien Notes.

Additionally, in the fourth quarter of 2022, the Company entered into an amendment to its Credit Facility, which, among other things, extended the maturity date and Calculus’ commitment by up to one year to January 3, 2024.

Capital Expenditures:  Capital expenditures (excluding changes in working capital associated with investing activities) in the fourth quarter and full year 2022 were $11.7 million and $41.6 million, respectively.  In the fourth quarter of 2022, the Company incurred $14.9 million in asset retirement costs and $76.2 million in the full year 2022.  For the full year 2022, W&T spent $51.5 million on acquisitions.

Acquisitions of Producing Properties

Acquisition-related capital expenditures in 2022 are attributable to the February 2022 ANKOR acquisition of approximately 80% of the working interests in oil and gas producing properties in Federal shallow waters in the central region of the GOM at Ship Shoal 230, South Marsh Island 27/Vermilion 191, and South Marsh Island 73 fields for approximately $47 million and the assumption of related asset retirement obligations. After normal and customary post-effective date adjustments to reflect an effective date of July 1, 2021, cash consideration of approximately $34.0 million was paid to the sellers using cash on hand. Subsequent to the end of the first quarter of 2022, the Company purchased the remaining working interests in those properties from an undisclosed private seller for approximately $17.5 million and the assumption of related asset retirement obligations.

2023 Capital Investment Program

W&T’s capital expenditure budget for 2023 is expected to be in the range of $90 million to $110 million, which excludes acquisition opportunities.  Included in this range are planned expenditures related to long-lead items, front-end engineering design and other work for one deepwater well and three shelf wells that may be drilled later this year, as well as capital costs for facilities, leasehold, seismic, and recompletions.  The Company has significant flexibility to adjust its spending since it has no long-term rig commitments or near-term drilling obligations.

Plugging and abandonment expenditures are expected to be in the range of $25 million to $35 million.  The Company spent $76.2 million on asset retirement obligation settlements in 2022, driven by obligations and prior deferrals on terminated leases with U.S. Bureau of Safety and Environmental Enforcement deadlines before year-end 2022.

Environmental, Social, and Governance (“ESG”) Commentary

W&T continues to progress its ESG reporting and transparency. In spring 2021, the Company issued its initial annual corporate ESG report and in spring 2022 issued its second annual corporate ESG report. The Company expects to release another report in the spring of 2023 that will build on the solid foundation of the previous reports as W&T remains committed to its ESG journey.  In the creation of its ESG reports, the Company consulted the Sustainability Accounting Standards Board’s Oil and Gas Exploration and Production Sustainability Accounting Standard, the Global Reporting Initiative’s standard for the oil and gas sector, the Sustainable Development Goals promoted by the United Nations, and other reporting guidance from industry frameworks and standards.

Full Year-End 2022 Financial Review

W&T reported net income for the full year 2022 of $231.1 million, or $1.59 per diluted share, and Adjusted Net Income of $284.8 million, or $1.96 per diluted share.  For the full year 2021, the Company reported a net loss of $41.5 million, or $0.29 per diluted share, and Adjusted Net Income of $24.1 million, or $0.17 per diluted share.  W&T generated strong Adjusted EBITDA of $563.7 million for the full year 2022 compared to $220.3 million in 2021 due primarily to stronger commodity prices and increased oil production year-over-year.  Revenues totaled $921.0 million for 2022 compared with $558.0 million in 2021.  Net Cash provided by operating activities for the twelve months ended December 31, 2022 was $339.5 million compared with $133.7 million for the same period in 2021.  Free Cash Flow totaled $376.4 million in 2022 compared with $90.9 million in 2021.

Production for 2022 averaged 40.1 MBoe/d for a total of 14.6 MMBoe, comprised of 5.6 MMBbl of oil, 1.6 MMBbl of NGLs, and 44.8 Bcf of natural gas.  Full year 2021 production averaged 38.1 MBoe/d or 13.9 MMBoe in total and was composed of 5.0 MMBbl of oil, 1.5 MMBbl of NGLs, and 44.8 Bcf of natural gas.  Capital expenditures, including some acquisitions in 2022, helped to increase production year-over-year by about 5%, which was partially offset by the natural decline of the producing assets in W&T’s portfolio.

For the full year 2022, W&T’s average realized sales price per barrel of crude oil was $93.59, per barrel of NGLs was $36.66, and per Mcf of natural gas was $7.23.  The equivalent sales price for 2022 was $61.89 per Boe, which was 57% higher than the equivalent price of $39.36 per Boe realized in 2021.  For 2021, the Company’s realized crude oil sales price was $65.94 per barrel, NGL sales price was $30.59 per barrel, and natural gas price was $3.88 per Mcf.

For the full year 2022, LOE was $224.4 million compared to $174.6 million in 2021.  The increase in LOE in 2022 reflects higher up-time across the asset base, increased costs from acquisitions and incremental spending on workovers and facilities during the year.

Gathering, transportation, and production taxes totaled $35.1 million in 2022, an increase from the $27.9 million in 2021.  Higher realized prices for natural gas and NGLs drove severance tax expense higher year-over-year.

For the full year 2022, G&A was $73.7 million, which was an increase over the $52.4 million reported in 2021.  On a per unit basis, G&A per Boe was $5.04 in 2021, up from $3.77 per Boe in 2021.  The increase year-over-year is primarily due to non-recurring professional services and legal costs incurred during the second half of 2022 after a review of processes and controls within the Company’s information technology department, including costs to transfer that infrastructure and related services internally or to other providers. Additionally, W&T incurred increased employee costs related to salaries, benefits and incentive compensation as a result of higher grant date fair values of stock awards, the lack of an employee retention credit provided under the CARES Act (which was received in 2021 and not received in 2022) and in response to wage and price inflation as compared to 2021.

Operations Update

Front-end Engineering and Design and permitting processes are underway on the Holy Grail well at Garden Banks 783 in the Magnolia Field.

Well Recompletions and Workovers

During the fourth quarter of 2022, the Company performed no recompletions and four workovers that positively impacted production for the quarter.  For the full year 2022, W&T completed $7.2 million of recompletions and $12.9 million of workovers.  W&T plans to continue to perform recompletions and workovers that meet economic thresholds.

Year-End 2022 Proved Reserves

The Company’s year-end 2022 SEC proved reserves grew to 165.3 MMBoe, up 5% from 157.6 MMBoe at year-end 2021.  W&T recorded positive performance revisions of 7.3 MMBoe, acquisitions of reserves of 6.0 MMBoe, and 9.0 MMBoe of positive price revisions in 2022, which were partially offset by 14.6 MMBoe of production for the year.  During 2022, W&T focused on reducing Net Debt and executing two attractive bolt-on acquisitions.  Successful workovers and recompletions, improved reservoir performance and pricing, and acquisitions allowed W&T to replace

153% of production with new reserves.  All-in reserve replacement costs for 2022 were $4.10 per Boe and the three-year average was $2.85 per Boe.

The SEC twelve-month first day of the month average spot prices used in the preparation of the report for year-end 2022 were $94.14 per barrel of oil and $6.36 per MMBtu of natural gas.  Comparable prices used for the prior year report were $66.55 per barrel of oil and $3.60 per MMBtu of natural gas. The PV-10 of W&T’s proved reserves at year-end 2022 grew significantly to $3.1 billion, up 93% from $1.6 billion at the end of 2021.

Approximately 36% of year-end 2022 SEC-case proved reserves were liquids (25% crude oil and 11% NGLs) and 64% natural gas.  The reserves were classified as 75% proved developed producing, 13% proved developed non-producing, and 12% proved undeveloped.  W&T’s reserve life ratio at year-end 2022, based on year-end 2022 proved reserves and 2022 production was 11.3 years.

Summary Reconciliation of Proved Reserves
	Oil	NGL	Natural Gas	Equivalents	PV-10[1]
	MMBbl	MMBbl	Bcf	MMBoe	$MM
Balance, December 31, 2021	37.2	19.1	607.6	157.6	$1,621.9
Revisions of previous estimates	3.1	0.3	23.7	7.3
Revisions due to SEC price change	1.4	0.9	40.6	9.0
Extensions & discoveries	--	--	--	--
Purchases of minerals in place	4.5	0.2	7.5	6.0
Sales of minerals in place	--	--	--	--
Production	(5.6)	(1.6)	(44.8)	(14.6)
Balance, December 31, 2022	40.6	18.9	634.6	165.3	$3,128.6

(1) PV-10 for this presentation excludes any provision for asset retirement obligations or income taxes.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2022 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average of the first-day-of-the-month price for the year ended December 31, 2022.  The WTI spot price and the Henry Hub spot price were utilized as the reference prices and after adjusting for quality, transportation, fees, energy content, and regional price differentials, the average realized prices were $91.50 per barrel for oil, $41.92 per barrel for NGLs, and $6.85 per Mcf for natural gas.  In determining the estimated realized price for NGLs, a ratio was computed for each field of the NGLs realized price compared to the crude oil realized price.  This ratio was then applied to the crude price using SEC guidance.  Such prices were held constant throughout the estimated lives of the reserves.  Future estimated production and development costs are based on year-end costs with no escalations.

The standardized measure of future net cash flows was $2,263.0 million at December 31, 2022, which is calculated as the PV-10 of $3,128.6 million less discounted cash outflows of $271.5 million associated with asset retirement obligations and $594.1 million associated with income taxes.  At December 31, 2021, it was $1,156.0 million, which is calculated as the PV-10 of $1,621.9 million less discounted cash outflows of $241.1 million associated with asset retirement obligations and $224.8 million associated with income taxes.

First Quarter and Full Year 2023 Production and Expense Guidance

Looking ahead to 2023, Tracy Krohn commented, “In the first quarter of 2023, we have had several planned periodic facility and pipeline maintenance projects underway at the Mobile Bay field as well as prolonged downtime at several non-operated fields that have temporarily reduced our production volumes.  Most of the non-operated fields that were shut-in are now back online and the maintenance project is nearly complete with volumes returning to normal levels. Taking into consideration the current acquisition opportunities in the Gulf of Mexico and the recent weakness in the near-term outlook for both oil and natural gas prices, we have decided to limit our capital expenditure plans for 2023 to $90 million to $110 million and are focused on building cash.  We want to be fully prepared to act quickly should we see the right acquisition opportunity arise.  We have built W&T over the past 40 years with a proven acquisition strategy and believe the market will afford us several attractive opportunities in 2023, particularly if prices stay lower. As a result, we will defer our drilling plans until later this year or into 2024 unless we see a sustained strengthening of commodity pricing.  One of the most attractive attributes of our conventional asset base is our ability to adjust our drilling plans without a major impact on our production or lose opportunities since our leases are largely held by existing production.  As a result of concentrating on building cash, we expect to see only modest declines in our 2023 production compared to 2022.”

The guidance for the first quarter and full year 2023 in the table below represents the Company’s current expectations.  Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	First Quarter 2023	Full Year 2023
Oil (MBbl)	1,230 – 1,340	5,220 – 5,820
NGLs (MBbl)	300 – 330	1,370 – 1,550
Natural gas (MMcf)	8,300 – 9,000	41,500 – 45,500
Total equivalents (MBoe)	2,915 – 3,170	13,510 – 14,955
Average daily equivalents (MBoe/d)	32.4 – 35.2	37.0 – 41.0

Expenses	First Quarter 2023	Full Year 2023
Lease operating expense ($MM)	$63.0 – $70.0	$235.0 – $265.0
Gathering, transportation & production taxes ($MM)	$7.0 – $8.0	$33.0 – $36.0
General & administrative - cash ($MM)	$16.5 – $18.5	$55.0 – $62.0
General & administrative – non-cash ($MM)	$1.7 – $2.1	$10.5 – $12.0
DD&A ($ per Boe)		$9.00 – $10.00
Interest expense, net ($MM)	$12.7 – $14.0	$42.0 – $46.0

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Wednesday, March 8, 2023 at 9:00 a.m. Central Time (10:00 Eastern Time).  Interested parties may dial 1-844-739-3797.  International parties may dial 1-412-317-5713.  Participants should request to connect to the “W&T Offshore, Inc. Conference Call”.  This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors”.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer, active in the exploration, development and acquisition of oil and natural gas properties in the Gulf of Mexico. As of December 31, 2022, the Company holds working interests in 47 offshore fields in federal and state waters (45 fields producing and 2 fields capable of producing, which include 39 fields in federal waters and 8 in state waters). The Company currently has under lease approximately 625,000 gross acres (457,000 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 8,000 gross acres in Alabama State waters, 458,000 gross acres on the conventional shelf and approximately 159,000 gross acres in the deepwater. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control.  Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels, particularly the recent rise to historically high levels; the length, scope and severity of the COVID-19 pandemic or the emergence of a new pandemic, including the effects of related public health concerns and the impact of actions taken by governmental authorities and other third parties in response to the pandemic and its impact on commodity prices, supply and demand considerations, global supply chain disruptions and labor constraints; global economic trends, geopolitical risks and general economic and industry conditions, such as the economic impact from the COVID-19 pandemic, including the global supply chain disruptions and the government interventions into the financial markets and economy, among other factors; volatility of oil, natural gas and NGL prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, natural gas and NGLs, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC Plus”)

and change in OPEC Plus’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes and pandemics; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021

Revenues:
Oil	$111,748	$130,560	$89,139	$524,274	$329,557
NGLs	9,534	16,875	13,945	56,964	44,343
Natural gas	66,379	113,673	59,934	323,831	173,749
Other	2,039	5,377	2,571	15,928	10,361
Total revenues	189,700	266,485	165,589	920,997	558,010

Operating expenses:
Lease operating expenses	69,017	59,010	45,183	224,414	174,582
Gathering, transportation and production taxes	8,481	12,199	8,233	35,128	27,919
Depreciation, depletion, amortization and accretion	34,246	34,113	29,567	133,630	113,447
General and administrative expenses	21,957	23,047	14,310	73,747	52,400
Total operating expenses	133,701	128,369	97,293	466,919	368,348
Operating income	55,999	138,116	68,296	454,078	189,662

Interest expense, net	14,526	16,849	19,574	69,441	70,049
Derivative (gain) loss	(24,359)	38,749	(3,843)	85,533	175,313
Other expense (income), net	15,524	(600)	(7,128)	14,295	(6,165)
Income (loss) before income taxes	50,308	83,118	59,693	284,809	(49,535)
Income tax expense (benefit)	6,859	16,397	10,789	53,660	(8,057)
Net income (loss)	$43,449	$66,721	$48,904	$231,149	$(41,478)

Basic	$0.30	$0.46	$0.34	$1.61	$(0.29)
Diluted	0.30	0.46	0.34	1.59	(0.29)

Weighted average common shares outstanding
Basic	143,490	143,116	142,389	143,143	142,271
Diluted	146,260	145,882	144,138	145,090	142,271

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net sales volumes:
Oil (MBbls)	1,375	1,447	1,186	5,602	4,998
NGLs (MBbls)	371	454	345	1,554	1,450
Natural gas (MMcf)	10,843	11,499	11,321	44,808	44,790
Total oil and natural gas (MBoe) (1)	3,553	3,818	3,418	14,624	13,913

Average daily equivalent sales (MBoe/d)	38.6	41.5	37.2	40.1	38.1

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$81.27	$90.23	$75.14	$93.59	$65.94
NGLs ($/Bbl)	25.70	37.17	40.46	36.66	30.59
Natural gas ($/Mcf)	6.12	9.89	5.29	7.23	3.88
Barrel of oil equivalent ($/Boe)	52.82	68.39	47.70	61.89	39.36

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$19.42	$15.46	$13.22	$15.35	$12.55
Gathering, transportation and production taxes	2.39	3.20	2.41	2.40	2.00
Depreciation, depletion, amortization and accretion	9.64	8.93	8.65	9.14	8.15
General and administrative expenses	6.18	6.04	4.19	5.04	3.77

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$461,357	$245,799
Restricted cash	4,417	4,417
Receivables:
Oil and natural gas sales	66,146	54,919
Joint interest, net	14,000	9,745
Total receivables	80,146	64,664
Prepaid expenses and other assets	24,343	43,379
Total current assets	570,263	358,259

Oil and natural gas properties and other	8,834,319	8,657,252
Less accumulated depreciation, depletion, amortization and impairment	8,099,104	7,992,000
Oil and natural gas properties and other, net	735,215	665,252
Restricted deposits for asset retirement obligations	21,483	16,019
Deferred income taxes	57,280	102,505
Other assets	47,549	51,172
Total assets	$1,431,790	$1,193,207

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$65,158	$67,409
Undistributed oil and natural gas proceeds	41,934	36,243
Advances from joint interest partners	3,181	15,072
Asset retirement obligations	25,359	56,419
Accrued liabilities	74,453	106,273
Current portion of long-term debt, net	582,249	42,960
Total current liabilities	792,334	324,376

Long-term debt, net	111,188	687,938
Asset retirement obligations, less current portion	441,071	368,076
Other liabilities	79,563	59,997
Shareholders’ equity (deficit):
Common stock, $0.00001 par value; 200,000 shares authorized; 149,002 issued and 146,133 outstanding at December 31, 2022; 145,732 issued and 142,863 outstanding at December 31, 2021	1	1
Additional paid-in capital	576,588	552,923
Retained deficit	(544,788)	(775,937)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ equity (deficit)	7,634	(247,180)
Total liabilities and shareholders’ equity (deficit)	$1,431,790	$1,193,207

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Operating activities:
Net income (loss)	$43,449	$66,721	$48,904	$231,149	$(41,478)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	34,246	34,113	29,568	133,630	113,447
Amortization of debt items and other items	1,437	1,749	2,460	7,551	6,555
Share-based compensation	2,743	2,645	1,585	7,922	3,364
Derivative (gain) loss	(24,359)	38,749	(3,843)	85,533	175,313
Derivative cash (payments) receipts, net	(40,858)	(71,249)	(41,744)	(41,880)	(81,298)
Derivative cash premium payments	—	—	(8,116)	(46,111)	(40,484)
Deferred income taxes	5,013	13,140	10,637	45,184	(8,189)
Changes in operating assets and liabilities:
Oil and natural gas receivables	23,049	9,960	(16,593)	(11,227)	(16,089)
Joint interest receivables	2,815	(3,445)	3,267	(4,255)	1,095
Prepaid expenses and other assets	58,722	3,276	25,370	31,906	(5,103)
Income tax	(1,201)	(1,743)	133	279	(20)
Asset retirement obligation settlements	(14,940)	(21,510)	(7,565)	(76,225)	(27,309)
Cash advances from joint interest partners	163	(2,242)	(2,234)	(11,892)	7,765
Accounts payable, accrued liabilities and other	(77,600)	18,928	(19,453)	(12,034)	46,099
Net cash provided by operating activities	12,679	89,092	22,376	339,530	133,668

Investing activities:
Investment in oil and natural gas properties and equipment	(11,666)	(4,477)	(16,037)	(41,632)	(32,062)
Changes in operating assets and liabilities associated with investing activities	6,343	(2,451)	1,660	(1,894)	5,277
Acquisition of property interests	—	(3,849)	(661)	(51,474)	(661)
Purchases of furniture, fixtures and other	(80)	—	—	(80)	2
Net cash used in investing activities	(5,403)	(10,777)	(15,038)	(95,080)	(27,444)

Financing activities:
Repayments on credit facility	—	—	—	—	(80,000)
Proceeds from Term Loan	—	—	—	—	215,000
Repayments on Term Loan	(9,122)	(8,896)	(12,364)	(42,959)	(24,142)
Debt issuance costs	331	(716)	(1,561)	(1,675)	(9,810)
Proceeds from at-the-market equity offering	16,998	—	—	16,998	—
Commission & fees related to at-the-market sales	(540)	—	—	(540)	—
Other	(716)	703	(781)	(716)	(782)
Net cash provided by (used in) financing activities	6,951	(8,909)	(14,706)	(28,892)	100,266
Increase (decrease) in cash and cash equivalents	14,227	69,406	(7,368)	215,558	206,490
Cash and cash equivalents and restricted cash, beginning of period	451,547	382,141	257,584	250,216	43,726
Cash and cash equivalents and restricted cash, end of period	$465,774	$451,547	$250,216	$465,774	$250,216

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are , or are derived from “Net Debt”, “Net Leverage Ratio”, “Adjusted Net Income (Loss)”, “Adjusted EBITDA,” “Free Cash Flow” and “PV-10.” Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Income (Loss) to Adjusted Net Income

Adjusted Net Income (Loss) adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, non-recurring IT transition costs, release of restricted funds, non-ARO P&A costs, and other.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021

	(In thousands, except per share amounts)
	(Unaudited)

Net income (loss)	$43,449	$66,721	$48,904	$231,149	$(41,478)
Selected items
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(53,132)	(28,161)	(39,471)	45,475	87,901
Allowance for credit losses	43	(418)	315	(76)	323
Write-off debt issue costs	—	—	989	—	1,230
Non-recurring costs related to IT services transition	1,844	6,393	—	8,237	—
Release of restricted funds	—	—	(11,102)	—	(11,102)
Non-ARO P&A costs	15,899	1,428	4,495	18,402	4,495
Other	(372)	(2,028)	46	(4,104)	126
Tax effect of selected items (1)	7,501	4,785	9,393	(14,266)	(17,424)
Adjusted Net Income	$15,232	$48,720	$13,569	$284,817	$24,071

Adjusted net income per common share
Basic	$0.11	$0.34	$0.10	$1.99	$0.17
Diluted	$0.10	$0.33	$0.09	$1.96	$0.17

Weighted Average Shares Outstanding
Basic	143,490	143,116	142,389	143,143	142,271
Diluted	146,260	145,882	144,138	145,090	143,640

(1) Selected items were effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents the non-GAAP financial measures Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, and the effects of derivative premium payments, allowance for credit losses, write-off of debt issuance costs, non-cash incentive compensation, non-recurring IT transition costs, release of restricted funds, non-ARO P&A costs, and other miscellaneous costs. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, asset retirement obligations and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment, furniture and fixtures, but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, asset retirement obligations and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following tables present (i) a reconciliation of the Company’s net (loss) income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company, and (ii) a reconciliation of net cash provided by operating activities, a GAAP measure, to Free Cash Flow.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021

	(In thousands)
	(Unaudited)

Net income (loss)	$43,449	$66,721	$48,904	$231,149	$(41,478)
Interest expense, net	14,526	16,849	19,574	69,441	70,049
Income tax expense (benefit)	6,859	16,397	10,789	53,660	(8,057)
Depreciation, depletion, amortization and accretion	34,246	34,113	29,567	133,630	113,447
Unrealized commodity derivative (gain) loss and effect of derivative premiums, net	(53,132)	(28,161)	(39,471)	45,475	87,901
Allowance for credit losses	43	(418)	315	(76)	323
Write-off debt issue costs	—	—	989	—	1,230
Non-cash incentive compensation	2,743	2,645	1,585	7,922	3,364
Non-recurring costs related to IT services transition	1,844	6,393	—	8,237	—
Release of restricted funds	—	—	(11,102)	—	(11,102)
Non-ARO P&A costs	15,899	1,428	4,495	18,402	4,495
Other	(372)	(2,028)	46	(4,104)	126
Adjusted EBITDA	$66,105	$113,939	$65,691	$563,736	$220,298

Investment in oil and natural gas properties and equipment	(11,666)	(4,477)	(16,037)	(41,632)	(32,062)
Asset retirement obligation settlements	(14,940)	(21,510)	(7,565)	(76,225)	(27,309)
Interest expense, net	(14,526)	(16,849)	(19,574)	(69,441)	(70,049)
Free Cash Flow	$24,973	$71,103	$22,515	$376,438	$90,878

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021

	(In thousands)
	(Unaudited)

Net cash provided by operating activities	$12,679	$89,092	$22,376	$339,530	$133,668
Allowance for credit losses	43	(418)	315	(76)	323
Litigation and other contingent loss	(372)	(2,028)	46	(4,104)	126
Release of restricted funds	—	—	(11,102)	—	(11,102)
Amortization of debt items and other items	(1,437)	(1,749)	(1,471)	(7,551)	(5,325)
Non-recurring costs related to IT services transition	1,844	6,393	—	8,237	—
Current tax benefit (1)	1,846	3,257	152	8,476	132
Changes in derivatives receivable (payable) (1)	12,085	4,339	14,231	47,933	34,370
Non-ARO P&A costs	15,899	1,428	4,495	18,402	4,495
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(5,948)	(24,734)	9,510	7,223	(33,747)
Investment in oil and natural gas properties, equipment and other	(11,666)	(4,477)	(16,037)	(41,632)	(32,062)
Free Cash Flow	$24,973	$71,103	$22,515	$376,438	$90,878

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax benefit:
Income tax expense (benefit)	$6,859	$16,397	$10,789	$53,660	$(8,057)
Less: Deferred income taxes	5,013	13,140	10,637	45,184	(8,189)
Current tax benefit	$1,846	$3,257	$152	$8,476	$132

Changes in derivatives receivable:
Derivatives payable, end of period	$(4,574)	$(16,659)	$(6,396)	$(4,574)	$(6,396)
Derivatives payable, beginning of period	16,659	20,998	12,511	6,396	282
Derivative premiums paid	—	—	8,116	46,111	40,484
Change in derivatives receivable (payable)	$12,085	$4,339	$14,231	$47,933	$34,370

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of PV-10 to Standardized Measure

The Company also discloses PV-10, which is not a financial measure defined under GAAP.  The standardized measure of discounted future net cash flows is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. Company management believes that the non-GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is also used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Company management believes that the use of PV-10 is valuable because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Additionally, Company management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the Company’s estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as substitutes for the standardized measure of discounted future net cash flows as defined under GAAP. Investors should not assume that PV-10 of the Company’s proved oil and natural gas reserves represents a current market value of the Company’s estimated oil and natural gas reserves.

The following table presents a reconciliation of the standardized measure of discounted future net cash flows relating to the Company’s estimated proved oil and natural gas reserves, a GAAP measure, to PV-10, as defined by the Company.

	December 31,
	2022	2021
Present value of estimated future net revenues (PV-10)	$3,128.6	$1,621.9
Present value of estimated ARO, discounted at 10%	(271.5)	(241.1)
PV-10 after ARO	2,857.1	1,380.8
Future income taxes, discounted at 10%	(594.1)	(224.8)
Standardized measure	$2,263.0	$1,156.0

CONTACT	Al Petrie	Janet Yang
	Investor Relations Coordinator	Executive Vice President & CFO
	investorrelations@wtoffshore.com	jyang@wtoffshore.com
	713-297-8024	713-626-8525